Exhibit 99

For further information, contact
Ronald Frank
(716) 684-8060

For immediate release…

ECOLOGY AND ENVIRONMENT, INC.
ANNOUNCES ACQUISITION OF GUSTAVSON ASSOCIATES
OF BOULDER, COLORADO

Buffalo, New York/May 11, 2004

Highlights – The majority owned subsidiary of Ecology & Environment, Inc. (E & E), Walsh Environmental, has acquired controlling interest in Gustavson Associates, an independent oil and minerals consultancy now know as Gustavson Associates, LLC.  The new Company will continue its services to banks, investors, government agencies and industry clients as a global service provider with new investors and key employees as stockholders.

Details – Gustavson Associates has been a long-standing player in the world arena of resource evaluation.  That expertise coupled with Walsh/E & E brings to clients the overall capability to evaluate, assess and project the sustainability of world-wide development projects from the resource value, to environmental concerns to economic benefits.

“It is a great opportunity for me as the founder and principal to let the reins go to younger employees on a gradual basis,” stated Danish-born John Gustavson, General Manager of the new LLC.  “My promise to clients of quality service will continue.  My associates have shown over and over that they can run their sections of the business with the same dedication to customer service."

Boulder-based Walsh Environmental Scientists and Engineers, LLC is a 60% owner of the new LLC.  Other key investors include Gustavson employees Edwin Moritz, VP Consulting Services; William Crowl, VP Mining Sector; and Letha Lencioni, who has been promoted to Vice President, Petroleum Sector after serving for a decade as Chief Reservoir Engineer.

“We are excited about the future synergies which we see between our companies,” says Dr. John Murray, VP of Walsh.  “We complement each other’s core competencies and thereby open an enormous world market for the responsible and self-sustaining development of much-needed natural resources.  Combined with the added resources, expertise, and global presence of Walsh’s parent company, Ecology & Environment, Inc. (AMEX:EEI), Gustavson Associates, LLC will have significant new growth opportunities."

Ecology and Environment, Inc is headquartered in Lancaster, New York, a suburb of Buffalo.  Its common stock is listed on the American Stock Exchange under the symbol EEI.  E & E can be located on the World Wide Web at www.ene.com.